Exhibit 99.1

Contact:	Kevin Lycklama or David Lam Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $3.0 Million in Fourth Fiscal Quarter 2023
 and $18.1 Million for Fiscal Year 2023

Vancouver, WA – April 27, 2023 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported earnings of $3.0 million, or $0.14 per diluted share, in the fourth fiscal quarter ended March 31, 2023, compared to $5.2 million, or $0.24 per diluted share, in the third fiscal quarter ended December 31, 2022, and $4.1 million, or $0.19 per diluted share, in the fourth fiscal quarter a year ago. The fourth fiscal quarter of 2023 included a $750,000 provision for loan losses. This compared to no provision for loan losses in the preceding quarter, and a $650,000 recapture of a provision for loan losses in the fourth fiscal quarter a year ago.
For fiscal 2023, net income was $18.1 million, or $0.83 per diluted share, compared to $21.8 million, or $0.98 per diluted share, in fiscal 2022. Fiscal 2023 results included a $750,000 provision for loan losses, compared to a $4.6 million recapture of a provision for loan losses in fiscal 2022.
“We closed out our fiscal fourth quarter and fiscal year end with strong results despite the challenges across the entire banking industry,” stated Kevin Lycklama, president and chief executive officer. “We have served our communities for the past 100 years through a conservative operating methodology while managing our risk profile to ensure a safe and sound approach to banking. The continued rise in interest rates, coupled with a slowing economic outlook, has had an impact on our banking operations. Our capital levels and excess liquidity positions remain strong, and together with revenue generation and stable credit quality, we have a solid foundation upon which to continue to grow in fiscal 2024.”

Fourth Quarter Highlights (at or for the period ended March 31, 2023)

•	Net income was $3.0 million, or $0.14 per diluted share.
•	Pre-tax, pre-provision for loan losses income (non-GAAP) was $4.8 million for the quarter, compared to $6.8 million for the preceding quarter, and unchanged compared to the year ago quarter.
•	Net interest income was $11.8 million for the quarter, compared to $13.7 million in the preceding quarter and $11.9 million in the fourth fiscal quarter a year ago.
•	Net interest margin (“NIM”) was 3.16% for the quarter, compared to 3.48% in the preceding quarter and 2.98% for the year ago quarter.
•	Return on average assets was 0.76% and return on average equity was 7.80%.
•
Riverview recorded a $750,000 provision for loan losses during the current quarter, compared to no provision for loan losses during the preceding quarter, and a $650,000 recapture of a provision for loan losses in the fourth fiscal quarter a year ago.

•	The allowance for loan losses was $15.3 million, or 1.52% of total loans.
•	Total loans were $1.01 billion at March 31, 2023, compared to $1.02 billion three months earlier and $990.4 million a year ago.
•	Asset quality remained strong, with non-performing loans excluding SBA and USDA government guaranteed loans (non-GAAP) at $265,000, or 0.02% of total assets at March 31, 2023.

RVSB Fourth Quarter Fiscal 2023 Results
April 27, 2023

•	Total deposits decreased to $1.27 billion compared to $1.37 billion three months earlier.
•
Riverview has approximately $249.0 million in available liquidity at March 31, 2023, including $191.6 million of borrowing capacity from Federal Home Loan Bank of Des Moines (“FHLB”) and $57.4 million from the Federal Reserve Bank of San Francisco (“FRB”). Riverview has access but has yet to utilize the Federal Reserve Bank’s Bank Term Funding Program. At March 31, 2023, the Bank had $123.8 million in outstanding FHLB borrowings.

•	The uninsured deposit ratio was 18.0% at March 31, 2023.
•	Total risk-based capital ratio was 16.94% and Tier 1 leverage ratio was 10.47%.
•	Paid a quarterly cash dividend during the quarter of $0.06 per share.
Income Statement Review
Riverview’s net interest income was $11.8 million in the current quarter, compared to $13.7 million in the preceding quarter, and $11.9 million in the fourth fiscal quarter a year ago. The decrease in net interest income compared to the prior quarter was driven primarily by an increase in interest expense on deposits and borrowings. Prior year net interest income also included interest and fee income earned on PPP loans and net fees on loan prepayments. The adjusted net interest income (non-GAAP) was $11.6 million in the current quarter compared to $13.3 million in the preceding quarter and $11.1 million in the fourth fiscal quarter a year ago. In fiscal 2023, net interest income increased to $51.6 million compared to $47.6 million in fiscal 2022.
During the fourth quarter and the third quarter of fiscal 2023, there was an insignificant amount of interest and net fee income earned through PPP loan forgiveness and normal amortization. This compared to $440,000 of interest and net fee income on PPP loans during the fourth quarter of the prior year.
Riverview’s NIM was 3.16% for the fourth quarter of fiscal 2023, a 32 basis-point contraction compared to 3.48% in the preceding quarter and an 18 basis-point increase compared to 2.98% in the fourth quarter of fiscal 2022. “We experienced NIM contraction during the current quarter, compared to the prior quarter, as the rising cost of funds outpaced earning asset yields,” said David Lam, executive vice president and chief financial officer. In fiscal 2023, NIM expanded 23 basis points to 3.26% compared to 3.03% in fiscal 2022.
Investment securities totaled $455.3 million at March 31, 2023, compared to $458.9 million at December 31, 2022. The average securities balances for the quarters ended March 31, 2023, December 31, 2022, and March 31, 2022, were $483.3 million, $491.2 million, and $410.4 million, respectively. The weighted average yields on securities balances for those same periods were 2.07%, 2.01%, and 1.63%, respectively. The duration of the investment portfolio at March 31, 2023 was approximately 5.2 years. The anticipated investment cashflows over the next twelve months is approximately $40.8 million.
Riverview’s yield on loans were 4.50% during both the fourth fiscal quarter, and the preceding quarter, compared to 4.43% in the fourth fiscal quarter a year ago. Deposit costs increased to 0.19% during the fourth fiscal quarter compared to 0.08% in the preceding quarter, and in the fourth fiscal quarter a year ago.
Non-interest income was unchanged at $3.0 million during the fourth fiscal quarter compared to both the preceding quarter and the fourth fiscal quarter of 2022. Brokered loan fees have slowed due to the decrease in mortgage activity and rising interest rates. In fiscal 2023, non-interest income was $12.2 million compared to $12.7 million in fiscal 2022, which included a one-time BOLI payout of $500,000.
Asset management fees increased to $1.3 million during the fourth fiscal quarter compared to $1.1 million in the preceding quarter, and in the fourth fiscal quarter a year ago. Riverview Trust Company’s assets under management were $890.6 million at March 31, 2023, compared to $855.9 million at December 31, 2022 and $1.3 billion at March 31, 2022. The decrease compared to a year ago was the result of a single large client’s planned conclusion of trust services.

RVSB Fourth Quarter Fiscal 2023 Results
April 27, 2023

Non-interest expense was $10.0 million during the fourth quarter, compared to $9.8 million in the preceding quarter and $10.1 million in the fourth fiscal quarter a year ago. In fiscal 2023, non-interest expense was $39.4 million compared to $36.7 million in fiscal 2022. The prior year period included a $1.0 million gain on sale of a building. Salary and employee benefits increased modestly during the quarter and for the year due to wage pressures and the competitive landscape for attracting and retaining employees. Occupancy and depreciation expense increased due to the Company’s rebranding effort in addition to updates and modernization initiatives completed at our facilities. The increase in the FDIC insurance premiums was the result of an increase in the FDIC deposit insurance assessment rate effective January 1, 2023. Advertising and marketing expenses were higher as Riverview expanded its efforts in promoting customer acquisition and branding in the community. The efficiency ratio was 67.3% for the fourth fiscal quarter compared to 59.1% in the preceding quarter and 68.0% in the fourth fiscal quarter a year ago.
Return on average assets was 0.76% in the fourth quarter of fiscal 2023 compared to 1.27% in the preceding quarter. Return on average equity and return on average tangible equity (non-GAAP) were 7.80% and 9.48%, respectively, compared to 13.85% and 16.96%, respectively, for the prior quarter.
Riverview’s effective tax rate for the fourth quarter of fiscal 2023 was 27.0%, compared to 23.1% for the preceding quarter and 23.7% for the year ago quarter. The effective tax rate for fiscal 2023 was 23.7% compared to 22.8% for fiscal 2022. The effective tax rate for both the fourth quarter of fiscal 2023 as well as for fiscal 2023 was affected by the apportioned income for state and local jurisdictions where we do business.
Balance Sheet Review
Total loans were $1.01 billion at March 31, 2023, compared to $1.02 billion three months earlier and $990.4 million a year ago. The decrease compared to the prior quarter was mainly due to normal amortization and loan payoffs. Riverview’s loan pipeline totaled $54.5 million at March 31, 2023, compared to $27.3 million at the end of the prior quarter. New loan originations during the quarter totaled $20.8 million compared to $28.9 million in the preceding quarter and $92.9 million in the fourth quarter a year ago.
Undisbursed construction loans totaled $36.8 million at March 31, 2023, compared to $44.0 million at December 31, 2022, with the majority of the undisbursed construction loans expected to fund over the next several quarters. Undisbursed homeowner association loans for the purpose of common area maintenance and repairs totaled $23.2 million at March 31, 2023, compared to $25.0 million at December 31, 2022. Revolving commercial business loan commitments totaled $62.5 million at March 31, 2023, compared to $63.5 million three months earlier. Utilization on these loans totaled 20.3% at March 31, 2023, compared to 19.3% at December 31, 2022. The weighted average rate on loan originations during the quarter was 6.80% compared to 5.75% in the preceding quarter.
The office building loan portfolio totaled $117.0 million at March 31, 2023 compared to $124.7 million a year ago. The average loan balance of this loan portfolio was $1.4 million and had an average loan-to-value ratio of 56.6% and an average debt service coverage ratio of 1.96%.
Total deposits were $1.27 billion at March 31, 2023, compared to $1.37 billion at December 31, 2022 and $1.53 billion a year ago. The decrease was attributed to deposit pricing pressures and customers seeking out higher yielding investment alternatives, including Riverview Trust Company’s money market accounts. Non-interest checking and interest checking accounts, as a percentage of total deposits, totaled 52.1% at March 31, 2023.
FHLB advances were $123.8 million at March 31, 2023 and were comprised of overnight advances and a short-term borrowing. This compared to $32.3 million at December 31, 2022 and no outstanding FHLB advances a year earlier. These FHLB advances were utilized to partially offset the decrease in deposit balances. The Bank Term Funding Program (BTFP) was created by the Federal Reserve to support and make additional funding available to eligible depository institutions to help banks meet the needs of their depositors. Riverview has registered and is eligible to utilize the BTFP. Riverview does not intend to utilize the BTFP, but could do so should the need arise.

RVSB Fourth Quarter Fiscal 2023 Results
April 27, 2023

Shareholders’ equity was $155.2 million at March 31, 2023, compared to $152.0 million three months earlier and $157.2 million a year earlier. The decrease in shareholders’ equity at March 31, 2023, compared to a year ago was primarily due to a $8.4 million increase in accumulated other comprehensive loss related to an increase in the unrealized loss on available for sale securities, reflecting the increase in interest rates over the last few quarters offset by net income of $18.1 million. Tangible book value per share (non-GAAP) was $6.02 at March 31, 2023, compared to $5.79 at December 31, 2022, and $5.86 at March 31, 2022. Riverview paid a quarterly cash dividend to $0.06 per share on April 20, 2023, to shareholders of record on April 10, 2023.
Credit Quality
Asset quality remained strong, with non-performing loans, excluding SBA and USDA government guaranteed loans (“government guaranteed loans”) (non-GAAP), at $265,000, or 0.03% of total loans as of March 31, 2023, compared to $236,000, or 0.02% of total loans at December 31, 2022, and $273,000, or 0.03% of total loans at March 31, 2022. Including government guaranteed loans, non-performing assets were $1.9 million, or 0.12% of total assets, at March 31, 2023, compared to $12.6 million, or 0.79% of total assets, three months earlier and $22.1 million, or 1.27% of total assets, at March 31, 2022. The $1.9 million includes non-performing government guaranteed loans where payments have been delayed due to the servicing transfer of these loans between two third-party servicers. Once the servicing transfer is complete, Riverview expects to receive the delayed payments and expects non-performing assets to decrease. During the quarter, these non-performing government guaranteed loan balances were reduced significantly by $10.8 million. The Company continues to work through the reconciliation of the remaining two government guaranteed loans with the third-party servicer.
Riverview recorded net loan recoveries of $1,000 during the fourth fiscal quarter. This compared to net loan recoveries of $6,000 for the preceding quarter. Riverview recorded a provision for loan losses of $750,000 for the fourth fiscal quarter as a result of a downgrade in a mixed use office building located in downtown Portland. This loan remains well secured with a loan-to-value of approximately 36%. The Company does not expect to recognize any loss on this loan. Although commercial real estate has come under additional scrutiny and focus, Riverview has taken additional steps in reviewing its office building loan portfolio and is comfortable with the current credit quality and performance. Although Riverview recorded a provision for loan losses, credit quality remains strong and supported by conservative underwriting standards. This compared to no provision for loan losses for the third fiscal quarter, and a $650,000 recapture of a provision for loan losses in the fourth fiscal quarter a year ago.
Classified assets were $2.6 million at March 31, 2023, compared to $6.2 million at December 31, 2022, and $6.4 million at March 31, 2022. The classified asset to total capital ratio was 1.5% at March 31, 2023, compared to 3.5% three months earlier and 3.8% a year earlier. Criticized assets were $19.1 million at March 31, 2023, compared to $3.5 million at December 31, 2022 and $7.8 million at March 31, 2022. The increase in criticized assets during the current quarter was due to the above mentioned single lending relationship downgrade on a Downtown Portland mixed use office building with a very low loan-to-value. Riverview believes the property downgrade is isolated and not a systemic credit issue.
The allowance for loan losses was $15.3 million at March 31, 2023, compared to $14.6 million at December 31, 2022, and $14.5 million one year earlier. The allowance for loan losses represented 1.52% of total loans at March 31, 2023, compared to 1.43% at December 31, 2022, and 1.47% a year earlier. The allowance for loan losses to loans, net of SBA guaranteed loans (including SBA purchased and PPP loans) (non-GAAP), was 1.61% at March 31, 2023, compared to 1.52% at December 31, 2022, and 1.57% a year earlier. Included in the carrying value of loans are net discounts on the MBank purchased loans, which may reduce the need for an allowance for loan losses on these loans because they are carried at an amount below the outstanding principal balance. The remaining net discount on these purchased loans was $228,000 at March 31, 2023, compared to $255,000 three months earlier.

RVSB Fourth Quarter Fiscal 2023 Results
April 27, 2023

Capital
Riverview continues to maintain capital levels well in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.94% and a Tier 1 leverage ratio of 10.47% at March 31, 2023. Tangible common equity to average tangible assets ratio (non-GAAP) was 8.18% at March 31, 2023.

Stock Repurchase Program
During the fourth fiscal quarter of 2023, the Company repurchased 274,375 shares at an average price of $6.71 per share.  Approximately $577,000 remains available to repurchase common stock under the current repurchase plan, which expires on May 28, 2023.

Non-GAAP Financial Measures
In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in Riverview's core operations reflected in the current quarter's results and facilitate the comparison of our performance with the performance of our peers. However, these non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP. Where applicable, comparable earnings information using GAAP financial measures is also presented. Because not all companies use the same calculations, our presentation may not be comparable to other similarly titled measures as calculated by other companies. For a reconciliation of these non-GAAP financial measures, see the tables below.

Tangible shareholders' equity to tangible assets and tangible book value per share:

(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022

Shareholders' equity (GAAP)	$155,239	$152,025	$157,249
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(379)	(408)	(495)
Tangible shareholders' equity (non-GAAP)	$127,784	$124,541	$129,678

Total assets (GAAP)	$1,589,712	$1,598,734	$1,740,096
Exclude: Goodwill	(27,076)	(27,076)	(27,076)
Exclude: Core deposit intangible, net	(379)	(408)	(495)
Tangible assets (non-GAAP)	$1,562,257	$1,571,250	$1,712,525

Shareholders' equity to total assets (GAAP)	9.77%	9.51%	9.04%

Tangible common equity to tangible assets (non-GAAP)	8.18%	7.93%	7.57%

Shares outstanding	21,221,960	21,496,335	22,127,396

Book value per share (GAAP)	7.32	7.07	7.11

Tangible book value per share (non-GAAP)	6.02	5.79	5.86

Pre-tax, pre-provision income

	Three Months Ended			Tweleve Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023	March 31, 2022

Net income (GAAP)	$2,983	$5,240	$4,125	$18,069	$21,820
Include: Provision for income taxes	1,102	1,575	1,282	5,610	6,456
Include: Provision for (recapture of) loan losses	750	-	(650)	750	(4,625)
Pre-tax, pre-provision income (non-GAAP)	$4,835	$6,815	$4,757	$24,429	$23,651

RVSB Fourth Quarter Fiscal 2023 Results
April 27, 2023

Net interest margin reconciliation to core net interest margin
	Three Months Ended			Tweleve Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023	March 31, 2022

Net interest income (GAAP)	$11,814	$13,700	$11,906	$51,606	$47,625
Tax equivalent adjustment	21	21	21	83	75
Net fees on loan prepayments	(89)	(111)	(144)	(504)	(922)
Accretion on purchased MBank loans	(27)	(30)	(127)	(143)	(351)
SBA PPP loans interest income and net fees	-	-	(440)	(102)	(3,041)
Income on excess FRB liquidity	(125)	(330)	(109)	(1,536)	(429)
Adjusted net interest income (non-GAAP)	$11,594	$13,250	$11,107	$49,404	$42,957

	Three Months Ended			Tweleve Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023	March 31, 2022

Average balance of interest-earning assets (GAAP)	$1,518,641	$1,564,143	$1,623,660	$1,583,831	$1,575,068
SBA PPP loans (average)	(9)	(10)	(6,794)	(393)	(39,326)
Excess FRB liquidity (average)	(15,951)	(50,881)	(236,572)	(99,895)	(290,882)
Average balance of interest-earning assets excluding
SBA PPP loans and excess FRB liquidity (non-GAAP)	$1,502,681	$1,513,252	$1,380,294	$1,483,543	$1,244,860

	Three Months Ended			Tweleve Months Ended
	March 31, 2023	December 31, 2022	March 31, 2022	March 31, 2023	March 31, 2022

Net interest margin (GAAP)	3.16%	3.48%	2.98%	3.26%	3.03
Net fees on loan prepayments	(0.02)	(0.03)	(0.04)	(0.03)	(0.06)
Accretion on purchased MBank loans	(0.01)	(0.01)	(0.03)	(0.01)	(0.02)
SBA PPP loans	0.00	0.00	(0.09)	0.00	(0.12)
Excess FRB liquidity	0.00	0.03	0.44	0.11	0.62
Core net interest margin (non-GAAP)	3.13%	3.47%	3.26%	3.33%	3.45

Allowance for loan losses reconciliation, excluding SBA purchased and PPP loans

(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022

Allowance for loan losses	$15,309	$14,558	$14,523

Loans receivable (GAAP)	$1,008,856	$1,016,513	$990,408
Exclude: Government Guaranteed loans	(55,488)	(57,102)	(59,420)
Exclude: SBA PPP loans	(9)	(10)	(3,085)
Loans receivable excluding Government Guaranteed and SBA PPP loans (non-GAAP)	$953,359	$959,401	$927,903

Allowance for loan losses to loans receivable (GAAP)	1.52%	1.43%	1.47%

Allowance for loan losses to loans receivable excluding Government Guaranteed and SBA PPP loans (non-GAAP)	1.61%	1.52%	1.57%

Non-performing loans reconciliation, excluding Government Guaranteed Loans

	Three Months Ended
(Dollars in thousands)	March 31, 2023	December 31, 2022	March 31, 2022

Non-performing loans (GAAP)	$1,852	$12,613	$22,099
Less: Non-performing Government Guaranteed loans	(1,587)	(12,377)	(21,826)
Adjusted non-performing loans excluding Government Guaranteed loans (non-GAAP)	$265	$236	$273

Non-performing loans to total loans (GAAP)	0.18%	1.24%	2.23%

Non-performing loans, excluding Government Guaranteed loans to total loans (non-GAAP)	0.03%	0.02%	0.03%

Non-performing loans to total assets (GAAP)	0.12%	0.79%	1.27%

Non-performing loans, excluding Government Guaranteed loans to total assets (non-GAAP)	0.02%	0.01%	0.02%

RVSB Fourth Quarter Fiscal 2023 Results
April 27, 2023

About Riverview
RiverviewBancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon, on the I-5 corridor. With assets of $1.59 billion at March 31, 2023, it is the parent company of the 99-year-old Riverview Bank, as well as Riverview Trust Company. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail clients through 17 branches, including 13 in the Portland-Vancouver area, and 3 lending centers. For the past 9 years, Riverview has been named Best Bank by the readers of The Vancouver Business Journal and The Columbian.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as the impact on general economic and financial conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Federal Reserve and our bank subsidiary by the Federal Deposit Insurance Corporation, the Washington State Department of Financial Institutions, Division of Banks or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any future goodwill impairment due to changes in the Company’s business, changes in market conditions, including as a result of the COVID-19 pandemic and other factors related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.
Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.
The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2023 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Fourth Quarter Fiscal 2023 Results
April 27, 2023

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	March 31, 2023	December 31, 2022	March 31, 2022
ASSETS

Cash (including interest-earning accounts of $10,397, $8,897,	$22,044	$24,337	$241,424
and $224,589)
Certificate of deposits held for investment	249	249	249
Investment securities:
Available for sale, at estimated fair value	211,499	211,706	165,782
Held to maturity, at amortized cost	243,843	247,147	253,100
Loans receivable (net of allowance for loan losses of $15,309,
$14,558 and $14,523)	993,547	1,001,955	975,885
Prepaid expenses and other assets	15,950	12,533	12,396
Accrued interest receivable	4,790	5,727	4,650
Federal Home Loan Bank stock, at cost	6,867	3,309	2,019
Premises and equipment, net	20,119	20,220	17,166
Financing lease right-of-use assets	1,278	1,298	1,355
Deferred income taxes, net	10,286	11,166	7,501
Mortgage servicing rights, net	-	13	34
Goodwill	27,076	27,076	27,076
Core deposit intangible, net	379	408	495
Bank owned life insurance	31,785	31,590	30,964

TOTAL ASSETS	$1,589,712	$1,598,734	$1,740,096

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES:
Deposits	$1,265,217	$1,365,997	$1,533,878
Accrued expenses and other liabilities	15,730	18,966	19,298
Advance payments by borrowers for taxes and insurance	625	343	555
Junior subordinated debentures	26,918	26,896	26,833
Federal Home Loan Bank advances	123,754	32,264	-
Finance lease liability	2,229	2,243	2,283
Total liabilities	1,434,473	1,446,709	1,582,847

SHAREHOLDERS' EQUITY:
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2023 – 21,221,960 issued and outstanding;
December 31, 2022 – 21,496,335 issued and outstanding;	212	214	221
March 31, 2022 – 22,155,636 issued and 22,127,396 outstanding;
Additional paid-in capital	55,511	57,252	62,048
Retained earnings	117,826	116,117	104,931
Accumulated other comprehensive loss	(18,310)	(21,558)	(9,951)
Total shareholders’ equity	155,239	152,025	157,249

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,589,712	$1,598,734	$1,740,096

RVSB Fourth Quarter Fiscal 2023 Results
April 27, 2023

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Income
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2023	Dec. 31, 2022	March 31, 2022	March 31, 2023	March 31, 2022
INTEREST INCOME:
Interest and fees on loans receivable	$11,248	$11,531	$10,631	$44,744	$44,079
Interest on investment securities - taxable	2,381	2,397	1,563	8,784	5,001
Interest on investment securities - nontaxable	65	66	66	262	237
Other interest and dividends	247	449	129	1,876	508
Total interest and dividend income	13,941	14,443	12,389	55,666	49,825

INTEREST EXPENSE:
Interest on deposits	605	289	283	1,502	1,424
Interest on borrowings	1,522	454	200	2,558	776
Total interest expense	2,127	743	483	4,060	2,200
Net interest income	11,814	13,700	11,906	51,606	47,625
Provision for (recapture of) loan losses	750	-	(650)	750	(4,625)

Net interest income after provision for (recapture of) loan losses	11,064	13,700	12,556	50,856	52,250

NON-INTEREST INCOME:
Fees and service charges	1,459	1,502	1,681	6,362	7,109
Asset management fees	1,275	1,137	1,067	4,734	4,107
Bank owned life insurance ("BOLI")	195	194	187	821	800
BOLI death benefit in excess of cash surrender value	-	-	-	-	500
Other, net	42	130	31	277	228
Total non-interest income, net	2,971	2,963	2,966	12,194	12,744

NON-INTEREST EXPENSE:
Salaries and employee benefits	6,163	5,982	6,366	23,982	23,635
Occupancy and depreciation	1,571	1,536	1,539	6,171	5,624
Data processing	538	705	753	2,722	2,940
Amortization of core deposit intangible	29	29	31	116	124
Advertising and marketing	229	202	127	923	614
FDIC insurance premium	183	116	118	534	439
State and local taxes	263	225	198	896	812
Telecommunications	51	48	45	204	197
Professional fees	277	343	290	1,201	1,235
Gain on sale of premises and equipment, net	-	-	-	-	(993)
Other	646	662	648	2,622	2,091
Total non-interest expense	9,950	9,848	10,115	39,371	36,718

INCOME BEFORE INCOME TAXES	4,085	6,815	5,407	23,679	28,276
PROVISION FOR INCOME TAXES	1,102	1,575	1,282	5,610	6,456
NET INCOME	$2,983	$5,240	$4,125	$18,069	$21,820

Earnings per common share:
Basic	$0.14	$0.24	$0.19	$0.84	$0.98
Diluted	$0.14	$0.24	$0.19	$0.83	$0.98
Weighted average number of common shares outstanding:
Basic	21,391,759	21,504,903	22,161,686	21,637,526	22,213,029
Diluted	21,400,278	21,513,617	22,172,735	21,646,101	22,224,947

RVSB Fourth Quarter Fiscal 2023 Results
April 27, 2023

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2023	Dec. 31, 2022	March 31, 2022	March 31, 2023	March 31, 2022
AVERAGE BALANCES
Average interest–earning assets	$1,518,641	$1,564,143	$1,623,660	$1,583,831	$1,575,068
Average interest-bearing liabilities	991,470	986,198	1,052,004	1,015,936	1,016,592
Net average earning assets	527,171	577,945	571,656	567,895	558,476
Average loans	1,012,975	1,017,214	973,461	1,007,045	934,742
Average deposits	1,315,519	1,445,049	1,508,632	1,445,775	1,463,693
Average equity	155,146	150,106	163,581	154,241	160,155
Average tangible equity (non-GAAP)	127,673	122,606	135,993	126,727	132,519

ASSET QUALITY	March 31, 2023	Dec. 31, 2022	March 31, 2022

Non-performing loans	$1,852	$12,613	$22,099
Non-performing loans excluding SBA Government Guarantee (non-GAAP)	265	236	273
Non-performing loans to total loans	0.18%	1.24%	2.23%
Non-performing loans to total loans excluding SBA Government Guarantee (non-GAAP)	0.03%	0.02%	0.03%
Real estate/repossessed assets owned	$-	$-	$-
Non-performing assets	$1,852	$12,613	$22,099
Non-performing assets excluding SBA Government Guarantee (non-GAAP)	265	236	273
Non-performing assets to total assets	0.12%	0.79%	1.27%
Non-performing assets to total assets excluding SBA Government Guarantee (non-GAAP)	0.02%	0.01%	0.02%
Net loan charge-offs (recoveries) in the quarter	$(1)	$(6)	$-
Net charge-offs (recoveries) in the quarter/average net loans	0.00%	0.00%	0.00%

Allowance for loan losses	$15,309	$14,558	$14,523
Average interest-earning assets to average
interest-bearing liabilities	153.17%	158.60%	154.34%
Allowance for loan losses to
non-performing loans	826.62%	115.42%	65.72%
Allowance for loan losses to total loans	1.52%	1.43%	1.47%
Shareholders’ equity to assets	9.77%	9.51%	9.04%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.94%	16.71%	16.38%
Tier 1 capital (to risk weighted assets)	15.69%	15.46%	15.12%
Common equity tier 1 (to risk weighted assets)	15.69%	15.46%	15.12%
Tier 1 capital (to average tangible assets)	10.47%	10.10%	9.19%
Tangible common equity (to average tangible assets) (non-GAAP)	8.18%	7.93%	7.57%

DEPOSIT MIX	March 31, 2023	Dec. 31, 2022	March 31, 2022

Interest checking	$254,522	$277,101	$287,861
Regular savings	255,147	290,137	340,076
Money market deposit accounts	221,778	240,849	299,738
Non-interest checking	404,937	471,776	494,831
Certificates of deposit	128,833	86,134	111,372
Total deposits	$1,265,217	$1,365,997	$1,533,878

RVSB Fourth Quarter Fiscal 2023 Results
April 27, 2023

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Other		Commercial
	Commercial	Real Estate	Real Estate	& Construction
	Business	Mortgage	Construction	Total
March 31, 2023	(Dollars in thousands)
Commercial business	$232,859	$-	$-	$232,859
SBA PPP	9	-	-	9
Commercial construction	-	-	29,565	29,565
Office buildings	-	117,045	-	117,045
Warehouse/industrial	-	106,693	-	106,693
Retail/shopping centers/strip malls	-	82,700	-	82,700
Assisted living facilities	-	396	-	396
Single purpose facilities	-	257,662	-	257,662
Land	-	6,437	-	6,437
Multi-family	-	55,836	-	55,836
One-to-four family construction	-	-	18,197	18,197
Total	$232,868	$626,769	$47,762	$907,399

March 31, 2022
Commercial business	$225,006	$-	$-	$225,006
SBA PPP	3,085	-	-	3,085
Commercial construction	-	-	12,741	12,741
Office buildings	-	124,690	-	124,690
Warehouse/industrial	-	100,184	-	100,184
Retail/shopping centers/strip malls	-	97,192	-	97,192
Assisted living facilities	-	663	-	663
Single purpose facilities	-	260,108	-	260,108
Land	-	11,556	-	11,556
Multi-family	-	60,211	-	60,211
One-to-four family construction	-	-	11,419	11,419
Total	$228,091	$654,604	$24,160	$906,855

LOAN MIX	March 31, 2023	Dec. 31, 2022	March 31, 2022
Commercial and construction	(Dollars in thousands)
Commercial business	$232,868	$238,740	$228,091
Other real estate mortgage	626,769	623,818	654,604
Real estate construction	47,762	51,153	24,160
Total commercial and construction	907,399	913,711	906,855
Consumer
Real estate one-to-four family	99,673	101,122	82,006
Other installment	1,784	1,680	1,547
Total consumer	101,457	102,802	83,553

Total loans	1,008,856	1,016,513	990,408

Less:
Allowance for loan losses	15,309	14,558	14,523
Loans receivable, net	$993,547	$1,001,955	$975,885

DETAIL OF NON-PERFORMING ASSETS
	Southwest
	Washington	Other	Total
March 31, 2023	(Dollars in thousands)
Commercial business	$79	$-	$79
Commercial real estate	100	-	100
Consumer	86	-	86
Subtotal	265	-	265

Government Guaranteed loans	-	1,587	1,587
Total non-performing assets	$265	$1,587	$1,852

RVSB Fourth Quarter Fiscal 2023 Results
April 27, 2023

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2023	Dec. 31, 2022	March 31, 2022	March 31, 2023	March 31, 2022

Efficiency ratio (4)	67.30%	59.10%	68.01%	61.71%	60.82%
Coverage ratio (6)	118.73%	139.11%	117.71%	131.08%	129.70%
Return on average assets (1)	0.76%	1.27%	0.97%	1.08%	1.31%
Return on average equity (1)	7.80%	13.85%	10.23%	11.71%	13.62%
Return on average tangible equity (1) (non-GAAP)	9.48%	16.96%	12.30%	14.26%	16.47%

NET INTEREST SPREAD
Yield on loans	4.50%	4.50%	4.43%	4.44%	4.72%
Yield on investment securities	2.07%	2.01%	1.63%	1.93%	1.54%
Total yield on interest-earning assets	3.73%	3.67%	3.10%	3.52%	3.17%

Cost of interest-bearing deposits	0.28%	0.12%	0.11%	0.16%	0.14%
Cost of FHLB advances and other borrowings	5.46%	5.88%	2.79%	5.10%	2.67%
Total cost of interest-bearing liabilities	0.87%	0.30%	0.19%	0.40%	0.22%

Spread (7)	2.86%	3.37%	2.91%	3.12%	2.95%
Net interest margin	3.16%	3.48%	2.98%	3.26%	3.03%

PER SHARE DATA
Basic earnings per share (2)	$0.14	$0.24	$0.19	$0.84	$0.98
Diluted earnings per share (3)	0.14	0.24	0.19	0.83	0.98
Book value per share (5)	7.32	7.07	7.11	7.32	7.11
Tangible book value per share (5) (non-GAAP)	6.02	5.79	5.86	6.02	5.86
Market price per share:
High for the period	$7.90	$7.96	$8.00	$7.96	$8.07
Low for the period	5.25	6.25	7.30	5.25	6.47
Close for period end	5.34	7.68	7.55	5.34	7.55
Cash dividends declared per share	0.0600	0.0600	0.0550	0.2400	0.2150

Average number of shares outstanding:
Basic (2)	21,391,759	21,504,903	22,161,686	21,637,526	22,213,029
Diluted (3)	21,400,278	21,513,617	22,172,735	21,646,101	22,224,947

(1)	Amounts for the periods shown are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

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